UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TechTarget, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TechTarget, Inc. 275 GROVE STREET NEWTON, MA 02466

April 27, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of TechTarget, Inc., which will be held at 2:00 p.m., local time, on Friday, June 19, 2015, at our corporate headquarters at 275 Grove Street, Newton, MA 02466.

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our annual report on Form 10-K. The Notice will contain instructions on how to access those documents and vote online. The Notice will also contain instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement and our annual report on Form 10-K and form of proxy. Using this distribution process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

We hope you will be able to attend and participate in the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. As a stockholder of record, you may vote your shares by telephone, over the Internet or by proxy card.

On behalf of your Board of Directors, I would like to thank you for your continued support and interest in TechTarget, Inc.

Sincerely,

Greg Strakosch

Chief Executive Officer

TechTarget, Inc.

275 GROVE STREET

NEWTON, MA 02466

Annual Meeting of Stockholders

to be held on June 19, 2015 at 2:00 p.m.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of TechTarget, Inc., also referred to in this Proxy Statement as the “Company,” “TechTarget,” “we” or “us,” of proxies to be voted at our 2015 Annual Meeting of Stockholders, or the “Annual Meeting”, to be held on Friday, June 19, 2015 at our corporate headquarters at 275 Grove Street, Newton, MA 02466 at 2:00 p.m., Eastern Time, or at any adjournment or adjournments thereof. Stockholders of record of our common stock, $0.001 par value per share, as of the close of business on April 22, 2015 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 33,084,563 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting. Directions to the Company’s corporate headquarters are available at: www.techtarget.com/html/about_contact_directions.html

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted: (i) FOR the election of directors (Agenda Item No. 1), (ii) FOR the ratification of BDO USA, LLP as our independent registered public accounting firm (Agenda Item No. 2; and (iii) in the discretion of the person named in the Company’s form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has voted or otherwise submitted a proxy may revoke it at any time before it is voted by written notice addressed to and received by our Corporate Secretary, by submitting a duly executed proxy bearing a later date, by voting again over the telephone or the Internet prior to 1:00 a.m., Eastern Time on June 19, 2015, or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 19, 2015:

This Proxy Statement and the 2014 Annual Report on Form 10-K are available for viewing, printing and downloading on or about April 24, 2015 at www.edocumentview.com/TTGT

A copy of our Annual Report on Form 10-K (including the financial statements and schedules) for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to: TechTarget, Inc., 275 Grove Street, Newton, MA 02466 Attention: Corporate Secretary, or by Telephone: 888-274-4111. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available through our website at www.techtarget.com.

Voting Procedures

Q:	What shares owned by me may be voted?

A:	You may only vote the shares of our common stock owned by you as of the close of business on April 22, 2015, which is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. These shares include the following:

•	shares of common stock held directly in your name as the stockholder of record; and

•	shares of common stock held for you, as the beneficial owner, through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy to the persons specified on the form of proxy or to vote in person at the Annual Meeting. The persons named in the form of proxy will vote the shares you own in accordance with your instructions on the proxy card you mail or submit online or by telephone. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors. Alternatively, you may vote through the Internet or by telephone as indicated on the website and the proxy card.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being supplied to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. You are also invited to attend the Annual Meeting, but since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee should have supplied a voting instruction card or link to online voting for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the Annual Meeting.

Q:	How may I vote my shares?

A:	You may votes your shares in person by attending the Annual Meeting, by using the Internet or telephone, or (if you received hard copies of the proxy materials) by completing and returning the form of proxy by mail.

Voting in Person by Attending the Annual Meeting:

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the proxy card and proof of identification with you to the Annual Meeting. You may vote shares that you beneficially own if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting Without Attending the Annual Meeting:

Whether you hold shares directly as the stockholder of record or as the beneficial owner in street name, you may direct your vote without attending the Annual Meeting. You may also do so by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail.

Please note that if you received a Notice of Internet Availability of Proxy Materials, you may not vote your shares by filling out and returning the Notice. You must follow the instructions on the Notice to view materials and vote by using the Internet or telephone, or by requesting hard copy materials and a proxy card.

If you choose to vote by proxy, the named proxies will vote your shares according to the directions you provide in the proxy, by the Internet or by telephone. If no instructions are indicated, except as otherwise indicated in this Proxy Statement, the shares will be voted FOR approval of the proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Our Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Q:	How may I revoke a proxy or an Internet or telephone vote?

A:	A proxy may be revoked by executing a later-dated proxy card, by voting again over the telephone or the Internet prior to 1:00 a.m., Eastern Time on June 19, 2015, by attending the Annual Meeting and voting in person, or by giving written notice revoking the proxy to our Corporate Secretary before it is exercised. Attendance at the Annual Meeting will not automatically revoke a stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to TechTarget, Inc., 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary. If you own your shares in street name your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

Q:	What is the quorum required for the Annual Meeting?

A:	Holders of record of the common stock on April 22, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of the record date, 33,084,563 shares of common stock were outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy, Internet vote or telephone vote will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present.

Q:	What vote is required to ratify the election of directors (Agenda Item No. 1)?

A:	Individual director nominees are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast for or withheld with respect to the nominee. Abstentions and broker non-votes (described below) will have no effect on the outcome of this proposal.

If you hold shares through a broker, bank or other representative, generally the broker, bank or representative may under certain circumstances vote your shares if you do not return your proxy. Brokerage firms have discretionary authority to vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. However, your brokerage firm cannot vote your shares on any matter that is not considered routine. If your representative cannot vote your shares on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Agenda Item No. 1, electing the nominees to the Board of Directors, is not considered a routine matter for this meeting.

Q:	What vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm (Agenda Item No. 2)?

A:	The appointment of BDO USA, LLP as our independent registered public accounting firm will be ratified if we receive the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Agenda Item No. 2, ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2015, is a routine matter for this meeting.

Q:	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or voting instruction card?

A:	This means your shares are registered differently or are in more than one account. Please provide voting instructions for all of your shares.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and file a current report on Form 8-K within four business days after the Annual Meeting.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are submitted, mailed or returned to us and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit us to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the director candidate nominated by the Board of Directors. In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, or 2014 Form 10-K, which contains our financial statements, has been filed with the Securities and Exchange Commission, or the SEC. Stockholders separately may obtain, free of charge, a copy of the 2014 Form 10-K, without exhibits, by writing to TechTarget, Inc., 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary. The 2014 Form 10-K is also available through our website at www.techtarget.com. The 2014 Form 10-K is not considered proxy soliciting material.

AGENDA ITEM 1

ELECTION OF CLASS II DIRECTORS

Nominees for Election as Director

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. At the Annual Meeting, the Class II Directors will stand for election. Our Board of Directors is currently authorized to have, and we currently have, six members.

Our Board of Directors has nominated Robert Burke and Bruce Levenson as nominees for election as the Class II Directors each to serve a three-year term, until the 2018 annual meeting of stockholders or until their respective successors are elected and qualified. Each nominee is currently serving as a director.

Each nominee has indicated that he is willing and able to serve as director if elected. If a nominee should become unable or unwilling to serve, the proxies intend to vote for the replacement selected by the Nominating and Corporate Governance Committee of our Board of Directors. None of our directors is related to any other director or to any of our executive officers.

The following sets forth our directors and executive officers and their respective ages and positions as of March 31, 2015.

Information About the Nominees

Name	Age	Position
Robert D. Burke (1)(2)	60	Director
Bruce Levenson (1)(3)	65	Director

(1)	Member of the Compensation Committee
(2)	Member of Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

Robert D. Burke has served as a director since November 2012. Mr. Burke has over 35 years of experience in the technology industry with both private and public companies. Mr. Burke is currently the President of Metacura, Inc., a consulting company, a position he has held since 2011. Prior thereto, Mr. Burke was most recently the President and CEO of Art Technology Group, Inc. (ATG), a leading e-commerce software provider, from 2002 to 2011. Before ATG, Mr. Burke was CEO of Quidnunc from 2000 to 2002 and President of ePresence Solutions (formerly Banyan Systems) from 1997 to 2000. Mr. Burke started his career as an operating systems specialist at Digital Equipment Corporation and held a wide variety of roles in hardware and software infrastructure, software applications, consulting and systems integration. Mr. Burke has a B.S. in physics from Eastern Michigan University. Mr. Burke is also a board member for Sitecore Corporation A/S, a private leading web content management and marketing solution provider headquartered in Denmark. The Company believes that Mr. Burke’s extensive experience as a CEO and president of technology driven companies that are similar to the Company’s target customers brings valuable strategic and industry-specific insight to the Board and can assist the Company as it implements its sales and marketing strategies.

Bruce Levenson has served as a director since February 2015 and from 2007 to 2012. Mr. Levenson is the co-founder of United Communications Group, or UCG, a business information publisher, where he has worked since 1977. He also founded Oil Price Information Service, or OPIS, a company that provides wholesale/rack and retail fuel prices for the refined products, renewable fuels, and natural gas and gas liquids industries and, with other partners, acquired GasBuddy, LLC, which owns a group of local websites that offer a method for users to post and view retail gasoline prices, in 2013. He is currently a partner at UCG, OPIS and GasBuddy, where he is involved in company strategy and acquisition efforts. In addition, Mr. Levenson is a partner in LPF Atlanta LLC, or LPF, which is the majority owner of the NBA Atlanta Hawks franchise, and owns the operating rights to the Philips Arena, the major sports and entertainment venue in Atlanta. Mr. Levenson is also on the Board of Governors of the National Hockey League. Mr. Levenson holds a B.A. from Washington University and a J.D. from American University. Mr. Levenson’s career of over thirty-five years as a principal in a highly successful specialty publisher provides the Company with valuable management and strategic experience in a core market the Company serves.

Our Board of Directors unanimously recommends a vote FOR the election of the nominees to serve as directors.

Information about Continuing Directors

Name	Age	Position
Leonard P. Forman (1)(2)(4)(8)	69	Director
Jay C. Hoag(3)(5)(9)	56	Director
Roger M. Marino(4)(7)	76	Director
Greg Strakosch	52	CEO and Director

(1)	Member and Chair of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member and Chair of Compensation Committee
(4)	Member of the Nominating and Corporate Governance Committee
(5)	Member and Chair of Nominating and Corporate Governance Committee
(6)	Chief Executive Officer; Chairman
(7)	Member of the Audit Committee
(8)	Audit Committee Financial Expert
(9)	Lead Independent Director

Leonard P. Forman has served as a director since December 2006. Mr. Forman served as the Chief Financial Officer and Executive Vice President of The New York Times Company from 2002 to 2006. Mr. Forman had been President and Chief Executive Officer of The New York Times Company Magazine Group prior to its sale in April 2001. Previously, he served The New York Times Company as senior vice president of corporate development, new ventures and electronic businesses. Mr. Forman also serves on the board of directors of Wolters Kluwer, N.V. Mr. Forman holds a B.A. from Queens College, City University of New York and completed his Ph.D. in economics at New York University. The Company believes that Mr. Forman’s financial, strategic and operational experience and acumen in the online services, print media and advertising businesses bring valuable strategic and industry-specific insight to the Board and add to the Board’s understanding of the risks and opportunities associated with our online media business.

Jay C. Hoag has served as a director since May 2004. Since June 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a private equity and venture capital firm and greater than 5% holder in the Company. Mr. Hoag also serves on the board of directors of Netflix, Inc., Electronic Arts, Inc. and Zillow, Inc. as well as the boards of several private companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University. As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member of numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

Roger M. Marino has served as a director since 2000. Mr. Marino is an active private investor in numerous technology start-up companies. In 2001, Mr. Marino founded RMM Group LLC, a film production company, and RMM-P, an investment company. Prior to founding RMM Group, Mr. Marino founded EMC Corporation and retired as its president in 1992. Mr. Marino holds a B.S. from Northeastern University and is a member (Emeritus) of Northeastern’s Board of Trustees. He also serves on two private company boards. Mr. Marino’s extraordinary experience as an entrepreneur who co-founded and then served in various executive positions in a market-leading technology company provides the Company with both executive and sales experience from the perspective of the market in which all of our customers operate.

Greg Strakosch has served as our Chief Executive Officer and a director since our incorporation in September of 1999 and as our Chairman since 2007. Prior to co-founding TechTarget, Mr. Strakosch was the President of the Technology Division of UCG, a business information publisher. Mr. Strakosch joined UCG in 1992 when the company acquired Reliability Ratings, an IT publishing company that he founded in 1989. Before Reliability Ratings, Mr. Strakosch spent six years at EMC Corporation, a provider of enterprise information storage systems. Mr. Strakosch holds a B.A. from Boston College. As one of the Company’s two co-founders and our Chief Executive Officer, Mr. Strakosch is uniquely positioned to lead our management team and provide essential insight and guidance to the Board of Directors from an inside perspective, along with experience and comprehensive knowledge of the IT advertising business.

Board Leadership Structure

Our Chief Executive Officer also serves as the Chairman of our Board of Directors. The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and, in some cases, our industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates the flow of information between management and the Board, which are critical for effective governance. Given the relative size of our Company and our Board, and the proximity of the Chairman and Chief Executive Officer to the day to day operations of the Company, the Chairman and Chief Executive Officer is particularly well positioned to gather and convey such information to the Board. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

To strengthen independent oversight, the Board has adopted a number of governance practices, including:

•	a clearly defined lead independent director role (as detailed below); and
•	executive sessions of the independent directors after every Board meeting.

However, the Board recognizes that no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Lead Independent Director

Jay C. Hoag, an independent director who serves as Chair of both the Compensation and Nominating and Corporate Governance Committees, was selected by the Board in May 2007 to serve as the Lead Independent Director. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficacy of the Board meetings, and facilitating teamwork and communication between the non-management directors and management, as well as any additional ancillary responsibilities.

Information About Other Executive Officers

Set forth below are the name, age and position of each other executive officer of the Company as of March 31, 2015. No executive officer is related to another executive officer or director.

Name	Age	Principal Occupation/Position Held with the Company
Kevin Beam	51	President
Michael Cotoia	43	Chief Operating Officer
Don Hawk	43	Executive Director, Product Innovation
Janice Kelliher	52	Chief Financial Officer and Treasurer

Michael Cotoia has been employed by us since 2002, serving as our Chief Operating Officer since January 2012 and prior to that as Executive Vice President (from 2010 to 2012),and various other positions including Senior Vice President, and Vice President and Publisher from 2002 to 2010. Prior to joining TechTarget, Mr. Cotoia was Director of Sales at SANZ, a national storage integrator, and also held positions at EMC and Deloitte & Touche. Mr. Cotoia holds a B.S. from Babson College and is a certified public accountant.

Kevin Beam has been employed by us since 2000, serving as our President since January 2012, and prior to that, as Executive Vice President since July 2004, and as a Vice President from March 2000 until July 2004. Prior to joining TechTarget, Mr. Beam was a Vice President in the Technology Division of UCG from 1992 to 2000. Prior to joining UCG, Mr. Beam served as Vice President at Reliability Ratings, an IT publishing company, from 1989 to 1992. Before Reliability Ratings, Mr. Beam spent five years in sales and sales management positions at EMC Corporation. Mr. Beam holds a B.A. from Boston College.

Don Hawk has served as our Executive Director, Product Innovation, since January 2012. Prior to that, Mr. Hawk served as our President since our incorporation in September 1999 to 2012. Prior to co-founding TechTarget, Mr. Hawk was a Director of New Media Products for the Technology Division of UCG from 1997 to 1999. Prior to joining UCG, Mr. Hawk was the director of electronic business development for Telecommunications Reports International, a telecommunications publishing company. Mr. Hawk holds a B.A. and an M.A. from George Washington University.

Janice Kelliher has served as our Chief Financial Officer and Treasurer since March 2012. Ms. Kelliher joined the Company in January 2012 as Vice President, Finance. Prior to joining TechTarget, Ms. Kelliher served as a CFO Consultant for TechCFO, LLC, or TechCFO, a consulting firm that provides financial, operational and executive services to technology, multi-media and software companies, from 2006 to 2009. Prior to joining TechCFO, Ms. Kelliher served as Director of Accounting Management Solutions, Inc., a provider of outsourced financial and accounting services to corporate clients, from 2006 to 2009. She also held positions at The Harder Group and Deloitte & Touche. Ms. Kelliher is a certified public accountant and holds a B.S. in Accountancy from Bentley University.

INFORMATION ABOUT CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes the key corporate governance guidelines and practices that we have adopted. The charters governing the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, the Code of Business Conduct and Ethics, as well as our Corporate Governance Guidelines, are posted on the corporate governance page of our website at www.techtarget.com. You may also obtain a copy of any of these documents without charge by writing to TechTarget, Inc., 275 Grove Street, Newton, MA 02466 Attention: Corporate Secretary.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and those of our stockholders. The Corporate Governance Guidelines, which provide a framework for the conduct of the business of the Board, provide, among other things, that:

•	our business and affairs are managed by, or under the direction of, our Board of Directors, acting on behalf of the stockholders. Our Board of Directors has delegated to our officers the authority and responsibility for managing the Company’s everyday affairs. Our Board of Directors has an oversight role and is not expected to perform or duplicate the tasks of our Chief Executive Officer or senior management;
•	the Board, through the Nominating and Corporate Governance Committee, shall consider criteria for prospective Board members and identify nominees;
•	a majority of the members of our directors shall meet the independence standards of the NASDAQ Stock Market, Inc.;
•	the expectations for attendance and participation at board meetings;
•	the structure of the Board;
•	a process by which stockholders may communicate with the Board; and
•	the independent members of our Board of Directors regularly meet in executive session.

These and other matters are described in more detail below and in the Guidelines themselves.

Board Determination of Independence

Under applicable NASDAQ standards, a director will only qualify as an “independent director” if the director can satisfy certain bright line tests set forth in such standards. In addition, the Board must determine that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities of a director. Our Board has determined that none of Messrs. Burke, Forman, Hoag, Levenson or Marino has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by NASDAQ standards.

Board Meetings and Attendance

Each director is expected to attend regularly scheduled board meetings and to participate in special or other board meetings. Our Board of Directors held 8 meetings in 2014. During 2014, each director attended at least 75% of the aggregate of the total number of meetings of the Board and committees thereof of which each director was a member.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are encouraged to attend our Annual Meeting. In 2014, all of our directors participated in the Annual Meeting either in person or by telephone.

Board Committees

Our Board of Directors has established Audit, Compensation Nominating and Corporate Governance Committees. Each committee operates under a separate charter adopted by our Board of Directors. The committee charters are posted on the corporate governance page of our website at www.techtarget.com. Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under NASDAQ listing standards as well as, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the Board has determined that all members of the Compensation Committee meet any additional independence requirements set forth in the Exchange Act and the Internal Revenue Code and rules thereunder.

Audit Committee. During 2014, our Audit Committee was comprised of Leonard P. Forman, the Chair of the Committee, Roger M. Marino and Robert D. Burke. Our Board of Directors has determined that Mr. Forman, who is an independent director, is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee’s responsibilities as set forth in its Charter include:

•	appointing, retaining, terminating and approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	assessing and evaluating the work of our independent registered public accounting firm;
•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	meeting independently with our independent registered public accounting firm;
•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;
•	coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;
•	reviewing our quarterly earnings releases and financial disclosures;
•	making regular reports to the Board;
•	preparing the Audit Committee report required by SEC rules to be included in our Proxy Statement;
•	reviewing and assessing the adequacy of the Audit Committee Charter; and
•	evaluating its own performance and reporting the results of such evaluation to the Board.

The Audit Committee met 6 times in 2014.

Compensation Committee. During 2014, our Compensation Committee was comprised of Jay C. Hoag, the Chair of the Committee, Leonard P. Forman and Robert D. Burke. Mr. Levenson joined the Committee upon his election to the Board in February 2015. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
•	reviewing and approving the compensation of our other executive officers and those members of management that report directly to our Chief Executive Officer;
•	reviewing and discussing with management our executive compensation disclosures included in reports and registration statements filed with the SEC and producing required reports;
•	establishing and reviewing our overall management compensation philosophy and policy;
•	overseeing our compensation, welfare, benefit and pension plans and similar plans;
•	overseeing the evaluation of management;

•	developing a Chief Executive Officer succession plan for consideration by the Board and reporting on such plan to the Board;
•	reviewing and making recommendations to the Board with respect to director compensation, with guidance from our Nominating and Corporate Governance Committee;
•	making regular reports to our Board of Directors;
•	reviewing and assessing the adequacy of the Compensation Committee Charter; and
•	evaluating its own performance and reporting the results of such evaluation to our Board of Directors.

Our Compensation Committee met 5 times in 2014. The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the headings “Executive Compensation” and “Director Compensation”.

Nominating and Corporate Governance Committee. During 2014, our Nominating and Corporate Governance Committee was comprised of Jay C. Hoag, the Chair of the Committee, Leonard P. Forman and Roger M. Marino. Mr. Levenson joined the Committee upon his election to the Board in February 2015. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership and providing guidance to the Compensation Committee regarding director compensation;
•	identifying individuals qualified to become board members;
•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
•	reviewing our disclosures concerning our policies and procedures for identifying and reviewing board nominee candidates;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	conducting an appropriate review and approval of all related-party transactions for potential conflict of interest situations on an ongoing basis;
•	developing and recommending to the board a Code of Business Conduct and Ethics and Corporate Governance Guidelines;
•	overseeing the evaluation of the Board;
•	making regular reports to the Board;
•	reviewing and assessing the adequacy of the Nominating and Corporate Governance Committee Charter; and
•	evaluating its own performance and reporting the results of such evaluation to the Board.

The Nominating and Corporate Governance Committee met 3 times in 2014.

The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meetings from time to time to evaluate biographical information and background material relating to potential candidates, interviews of selected candidates by members of the Committee and our Board of Directors and recommending prospective candidates for the Board’s consideration and review.

In identifying prospective director candidates, the Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of our

Board. Certain criteria are set forth in our Corporate Governance Guidelines and include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, and experience. The Committee does not assign specific weights to particular criteria, although it does consider the following minimum qualifications:

•	Directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

The Board may also consider other qualities such as an understanding of or experience in online media, finance and/or marketing as well as leadership experience within public companies. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

In addition to the foregoing factors, the Committee may also consider diversity in its evaluation of candidates for Board membership. The Board believes that diversity with respect to viewpoint, skills and experience should be an important factor in Board composition. The Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the Board as a whole.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to TechTarget, Inc., 275 Grove Street, Newton, MA 02466, Attn: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy for the next annual meeting assuming the nominee consents to such inclusion.

Communications with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board of Directors is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies to our Board of Directors or to the individual director so designated on a periodic basis, as he considers appropriate.

Unless any communication is marked confidential and is addressed to a particular Board member, the Chairman of the Board of Directors, prior to forwarding any correspondence, will review such correspondence and, in his discretion, will not forward items if they are deemed to be of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by our Board of Directors.

Interested parties may send written communications to our Board of Directors at the following address: TechTarget, Inc., 275 Grove Street, Newton, MA 02466; Attention: Chairman of the Board of Directors; or to the attention of an individual director.

The Board’s Role in Risk Oversight

The Board of Directors is primarily responsible for oversight of the Company’s risk management. As such, it regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, legal and regulatory compliance issues. Additionally, the Board relies on the Audit Committee to oversee issues related to financial risks and exposures, particularly financial reporting, tax, accounting, financial disclosures, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters. The Board believes that this approach provides appropriate checks and balances against undue risk taking.

Compensation Risks. The Board relies on the Compensation Committee to evaluate the Company’s compensation programs to ensure that they do not create undue risk-taking in the performance of Company goals. To assist the Compensation Committee in its evaluation, management conducted a risk analysis of the structure of the Company’s compensation policies and practices, including the design and metrics of its performance-based compensation programs, and reported the results to the Compensation Committee. Management analyzed each plan generally as well as each performance goal under each plan, in conjunction with the business process or processes involved in attaining the performance goal. Management considered any mitigating factors, including internal controls designed to prevent fraud or manipulation of business processes and operations, in its evaluation. For example, there is an inherent risk of manipulation in the recognition of revenue and the pricing and processing of orders in the Company’s business. In order to mitigate these risks, the Company has established numerous processes and controls regarding pricing, revenue recognition, accounts receivable, order processing, and expenses, including independent reviews of the various components of revenue and expense, and a multidisciplinary contracts management process that has multiple approval and signatory levels, and seeks to prevent any deviation from or circumvention of the processes. In addition to the numerous internal controls which require multidisciplinary review, BDO, the Company’s independent auditor, also reviews all components of quarterly and annual financial reporting and audits the Company’s annual financial statements. Management presented its analysis to the Compensation Committee in April 2015. Based on the analysis, the Committee concluded that the Company’s performance-based compensation plans did not create risks that would be reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted the Code of Business Conduct and Ethics on our website, which is located at www.techtarget.com. In addition, we will disclose on our website, if any, all amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Directors who are also employees will continue to receive no compensation for their service as a director. However, since January 1, 2007, all non-employee directors:

•	have been paid a base annual retainer of $20,000;

•	have been paid a fee of $1,500 for attendance at each Board meeting and were reimbursed for any actual out-of-pocket expenses incurred in attending any such meeting;

•	have been paid a fee of $1,000 for attendance at each committee meeting and were reimbursed for actual out-of-pocket expenses incurred in attending any such meeting; and

•	received an annual grant of options to purchase, at the fair market value at the time of issuance, 2,500 shares of our common stock, which options were immediately exercisable.

In addition, each non-employee director is paid, on an annual basis, the following amounts for service as follows: each member of the Audit Committee: $5,000; each member of the Compensation Committee: $2,500; and each member of the Nominating and Corporate Governance Committee: $2,500. Also, each committee chairperson will receive the following additional annual cash payments: Chair of the Audit Committee: $10,000; Chair of the Compensation Committee: $5,000; and Chair of the Nominating and Corporate Governance Committee: $5,000.

In accordance with the terms of our non-employee director compensation program described above, which is reviewed and approved annually by the Compensation Committee, directors receive fully-vested restricted stock units in lieu of receiving cash payments for their retainers and meeting attendance fees under our 2007 Stock Option and Incentive Plan.

2014 Director Compensation

The following table details the compensation earned during 2014 by our non-employee directors:

Name	Stock Awards (1)($)	Option Awards (2)($)	Total (1)(2)
Robert D. Burke	50,500	18,058	68,558
Leonard Forman	67,000	18,058	85,058
Jay C. Hoag	56,000	18,058	74,058
Roger M. Marino	46,000	18,058	64,058

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of the stock awards granted to each director during 2014, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC 718. For the assumptions used to calculate the fair value of the equity awards granted, see Note 10 to our 2014 audited financial statements in our annual report on Form 10-K.
(2)	The amounts in the “Options Awards” column reflect the aggregate grant date fair value of the option awards granted to each director during 2014, computed in accordance with FASB ASC 718. We use the Black-Scholes option pricing model to determine the fair value of option awards. For the assumptions used to calculate the fair value of the option awards granted, see Note 10 to our 2014 audited financial statements in our annual report filed on Form 10-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Compensation Philosophy

The primary objectives of our Compensation Committee and our Board of Directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business goals, and to align the incentives of our executives with the creation of long-term value for our stockholders. The Compensation Committee implements and maintains compensation plans in order to enhance the likelihood that we may achieve these objectives. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business goals, to motivate and reward individuals who perform at or above the levels that we expect, and to link a portion of each executive officer’s compensation to the achievement of our business objectives. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit. Further, our executive compensation program is designed in a manner that we believe aligns the interests of our executive officers with those of our stockholders by providing a portion of our executive officers’ compensation through equity-based awards.

Compensation Committee

Our current executive compensation policies and objectives were developed and implemented by our Compensation Committee which, during 2014, consisted of three independent directors (Mr. Levenson joined the Committee in February 2015). The Compensation Committee reviews and approves compensation for our executive officers with input from our Chief Executive Officer. Mr. Strakosch typically makes recommendations to the Committee regarding the compensation of the executive officers, based in part upon the periodic benchmarking exercise described on page 20. Mr. Strakosch plays no role in determining his own salary, bonus or equity compensation.

Our Compensation Committee annually reviews our executive compensation program to assess whether such program provides adequate incentives and motivation to our executive officers, and whether it adequately compensates our executive officers. In 2014, the Committee looked at our executive compensation relative to comparable executive officers employed by other private and public companies with which we believe we compete for executives. In addition to addressing cash compensation matters for our executive officers, which include base salary and annual bonus plan and targets, our Compensation Committee reviews and approves equity grants to executive officers and employees who are not executive officers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	base salary;

•	annual bonus;

•	equity incentive compensation; and

•	employee benefit plans.

We view these elements of compensation as related but distinct. Although our Compensation Committee reviews total compensation, we generally do not believe that significant compensation derived from one element of compensation should necessarily negate or reduce compensation from other elements. We assess the appropriate level for each compensation component based on our view of internal fairness and consistency and other considerations we deem relevant, such as the executives’ equity ownership position. We may also from time to time review executive compensation levels at other companies with which we compete; we engaged in a competitive benchmarking exercise in 2014. For 2014, our overall mix of executive compensation continued to include a balance of cash and non-cash compensation, taking into consideration existing long-term equity awards.

Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries for our executives typically have been set in our offer letter to the executive at the outset of employment. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. We determine base salary compensation for our executive officers at a level we believe enables us to retain and motivate and, as needed, hire individuals in a competitive environment, so that such executive officers will contribute to our overall business goals. We may from time to time also take into account the base salary compensation that is payable by companies that we believe to be our competitors and by other comparable private and public companies with which we believe we generally compete for executives, and did so in 2014. Base salaries are reviewed periodically and adjusted from time to time as appropriate after taking into account an individual’s responsibilities, performance, skills specific to our business and industry experience. For 2014, the annual base salary for each of our named executive officers remained unchanged from the annual base salary for 2013.

Executive Incentive Bonus Plan

Plan Performance Metrics and Individual Goals. We designed our executive bonus plan in a manner we believe will focus and motivate our management on achieving key company financial objectives and reward our management for achievement of these true measures of operating performance. In December 2013, our Board of Directors approved the Executive Incentive Bonus Plan, or Bonus Plan, goals for 2014. As in past years beginning in 2011, the Compensation Committee concluded that Revenue (as defined by Generally Accepted Accounting Principles, or GAAP) and Adjusted Earnings Before Income Taxes, Depreciation and Amortization, or Adjusted EBITDA, were the appropriate measurements of our performance with respect to the Bonus Plan. In 2014, the Compensation Committee once again determined that each of Revenue and Adjusted EBITDA were of equal importance and assigned an equal weighting to each metric.

Adjusted EBITDA is non-GAAP financial measure defined as EBITDA (which is defined as net income (loss) before interest and other expense (income) net, provision for (benefit from) income taxes, depreciation and amortization), as further adjusted to exclude stock-based compensation, secondary offering costs and restructuring charges. For a detailed discussion of Adjusted EBITDA, you should refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

In establishing the relevant Revenue and Adjusted EBIDTA targets used in the Bonus Plan for fiscal 2014, the Compensation Committee reviewed the Company’s 2014 budget. The Committee determined that the financial targets should, as in past years, be based on the Company’s 2014 budget. The Committee also took into consideration the Company’s actual performance against its 2013 budget. Based on those two factors, the Committee increased the 2014 targets against the prior year period.

After the Compensation Committee established the Bonus Plan goals, it assigned a target bonus amount to each executive officer based on a recommendation by Mr. Strakosch and various factors noted above. Mr. Strakosch’s target bonus amount was determined by the Compensation Committee based on the various factors noted above without input from Mr. Strakosch. The Compensation Committee approved the following target bonus amounts for Messrs. Strakosch, Cotoia, Beam and Hawk and Ms. Kelliher for 2014: $145,000, $110,000, $110,000, $70,000 and $50,000, respectively.

Plan Operation. In order for our executive officers to earn a bonus under the Bonus Plan, the minimum threshold of 90% of the Adjusted EBITDA and/or Revenue (as applicable) bonus target must be achieved. The targets for each metric were measured on a quarterly basis. If the applicable 90% threshold is achieved, then each of our executive officers earns 50% of that quarter’s portion of the applicable metric’s allocation (50%) of their targeted bonus amount. Furthermore, each of our executive officers could earn an additional 5% within each metric for each additional 1% of the Adjusted EBITDA and/or Revenue (as applicable) bonus target achieved over 90%, until 100% of the Adjusted EBITDA and/or Revenue bonus target (as applicable) for that quarter, or cumulative quarters, is achieved. In the event that both Adjusted EBITDA and Revenue for 2014 was greater than 100%, then the executive could earn more than his or her respective target bonus, and the portion of the bonus in excess of each executive’s target would be payable in common stock of the Company.

The Bonus Plan provided for quarterly payments to the named executive officers based on the portion of the annual financial metrics allocated to each quarter under the Bonus Plan. The Bonus Plan provided that such quarterly payments made to the named executive officers, if any, could be recovered by the Company for subsequent quarterly performance (the “claw-back”), and that the named executive officers could receive the payment (or a portion thereof) applicable to a prior quarter for which the applicable metrics were not achieved in the event that the aggregate amount of the metrics, on a cumulative basis, were achieved over multiple quarters. With respect to the claw-back, the Bonus Plan provided that, at the end of fiscal 2014, if the aggregate amount of quarterly payments resulted in an overpayment (that would not have been made if the payments had been made on a one-time basis at the end of fiscal 2014), the named executive officers would be required to repay the Company in the amount of the overpayment. Such repayment would be made over a six-month period in the form of offsets to other compensation payments owed to the named executive officer; provided, that in the event that the employment of a named executive officer terminated for any reason, then the full amount of any overpayment amount then due and owing to the Company would become immediately due and payable.

The Bonus Plan also provided that no quarterly payment could exceed twenty-five percent of the applicable named executive officer’s target bonus amount and that any payments in excess of such targeted bonus amount would only be paid in the event that the annual financial metrics were exceeded. All other material terms of the Bonus Plan remained the same as in 2013, which terms are consistent with the terms of annual performance bonus plans that have been in place for our executive officers since 2002.

2014 Plan Performance. In 2014, the Company produced Adjusted EBITDA and Revenue, respectively, in the following percentages of the applicable quarterly and annual targets:

Quarter	Adjusted	EBITDA	Revenue
Q1		269.1%	104.8%
Q2		123.9%	100.7%
Q3		135.7%	104.5%
Q4		102.0%	102.7%
2014		126.2%	103.1%

This performance against company targets resulted in payouts to our executive officers in the following amounts:

Name and Position	Target	Actual(1)
Greg Strakosch, CEO	$145,000	$557,622
Michael Cotoia, Chief Operating Officer	110,000	423,024
Kevin Beam, President	110,000	423,024
Don Hawk, Executive Director	70,000	269,197
Janice Kelliher, Chief Financial Officer	50,000	192,284

(1)	Amounts in excess of the target bonus for each executive officer were paid in shares of the Company’s common stock. See the Summary Compensation Table on page 21 for share amounts and values.

In the five prior fiscal years, we paid out the following percentages of the named executive officers’ target annual bonus amounts: 0%, 237%, 50%, 112% and 86%, respectively. All bonus amounts earned are accounted for in accordance with GAAP throughout the applicable fiscal year.

Equity Incentive Compensation. We grant restricted stock units, or RSUs, to attract, motivate and retain employees. We believe that RSUs and other equity awards are an important component of an executive’s overall compensation package, which can be effective in rewarding the long-term performance of our executives. We believe that this compensation philosophy, in turn, may contribute to long-term value for our stockholders. All of our executive officers and a majority of our key employees have received stock option grants under our 1999 Stock Option Plan and stock options and/or RSU grants under our 2007 Stock Option Plan. We believe that the vesting feature of our equity grants increases executive retention by providing an incentive to remain in our employ during the vesting period, which is typically multi-year.

To date, we have typically made an initial equity award to new executives in connection with the start of their employment. We do not routinely grant each named executive officer or key employee an RSU award each year; instead, we may grant RSU awards to selected executives or employees in certain years. We typically grant RSU awards once per year, other than when an executive begins employment with the Company, and generally grant awards only during open trading windows. Grants of equity awards to executives are all approved by the Compensation Committee. Stock options have been granted using the fair market value of our common stock on the date of grant. To date, in most cases, stock options and restricted stock units vest 25% on the first anniversary of the grant date then 6.25% per month for the 12 quarters thereafter.

In determining equity awards, our Compensation Committee considers the Company’s business and financial performance, the executive’s performance and future potential, the award value relative to other executives’ awards, and the value of previous awards and amount of outstanding unvested equity awards. The Committee also considers the recommendations of our CEO and, from time to time, the external data described in the “Benchmarking of Compensation and Equity” section below.

2014 Equity Grants. In August 2014, the Compensation Committee granted Mr. Cotoia 225,000 RSUs which vest one-third per year over three years. The Committee made this award to Mr. Cotoia in recognition of his performance and contributions to the Company as well as his expected future contributions. Based on the Company’s and Committee’s philosophy that each executive officer should not receive an RSU grant each year, there were no other equity awards made to executive officers during 2014.

Employee Benefit Plans. Our employees, including our executive officers, are entitled to the following employee benefits: medical, dental and vision care plans; supplemental vision care plan; flexible spending accounts for healthcare and dependent care; pretax transportation account; life, accidental death and dismemberment and disability insurance; and a 401(k) plan with pre-tax and Roth options. Under our 401(k) plan, we may provide a discretionary matching contribution to all employees after they meet all eligibility requirements. Currently, we match fifty cents of each dollar of compensation contributed by the participant up to a maximum of $2,000 per year. The employer contributions vest over a four-year period commencing on the employee’s hire date.

Advisory Vote on Executive Compensation. At our 2011 Annual Meeting of Stockholders, a majority of stockholder votes were cast for a say-on-pay vote once every three years. The Compensation Committee considered this stockholder vote and determined to hold stockholder advisory votes on our executive compensation program once every three years. At the 2014 Annual Meeting of Stockholders, a majority of stockholders votes were cast for the compensation of the named executive officers as disclosed in the 2014 Proxy Statement. The Compensation Committee noted the affirmative vote on the Company’s executive compensation program as it affirmed executive officer compensation for 2015. We will next conduct an advisory vote on the frequency of the say-on-pay vote, as well as the advisory vote on executive compensation, at the 2017 Annual Meeting of Stockholders.

Employment Agreements

Each of the named executive officers is party to an employment agreement with the Company which provides for certain benefits while employed at the Company, including base salary, bonus, treatment of equity in the event of a termination of employment under certain circumstances or a change of control. These terms are described in more detail under the heading “Employment Agreements and Potential Payments Upon Termination or Change of Control”. The Company believes that retention of its senior executives is critical to the operation of the Company and has made the decision to provide these benefits in the employment agreements. In consideration of these benefits, the executive in each instance has agreed not to (i) compete with the Company, (ii) employ or solicit any employee of the Company, or (iii) solicit or encourage a customer or supplier of the Company to terminate or modify adversely its relationship with the Company. The non-compete and non-solicit obligations extend for one year post-termination for Mr. Strakosch and nine months post-termination for the other named executive officers.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our three other most highly paid executive officers (other than our CEO and CFO). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Benchmarking of Compensation and Equity

The Committee believes that using peer company compensation information in its executive compensation determinations may sometimes be appropriate and can be a meaningful factor in determining cash and equity compensation. The Committee also believes that reviewing such external data may not always be relevant and also relies on other factors, including company performance and the Committee’s own substantial business and industry experience, in setting executive compensation.

From time to time, including in early 2014, the Committee reviewed peer company information and data compiled by Company officers from publicly available information regarding the following companies: WebMD, QuinnStreet, DemandMedia, Dice Holdings, BankRate, The Knot, TheStreet.com and TripAdvisor. This group of peer companies was determined to have been appropriate by the Committee because of their characteristics and industry focus that are similar to ours. With regard to our CEO and CFO, given that we believe the role and responsibilities for those positions are generally consistent from company to company, we review from time to time the compensation of those titled positions as detailed in public company filings and certain private company data for companies with similar financial and operational characteristics, including market capitalization (where applicable), revenue, profitability, headcount, industry and geography. Additionally, for the other three members of our executive management team, whose positions are more distinct and may not be as readily benchmarked by title, when we benchmark their compensation, we attempt to find analogous positions in other public and private companies in our industry with similar financial and operational characteristics by function and responsibilities.

The Compensation Committee took this information into consideration when setting compensation for our executive officers in 2014. The Committee also considered additional individual factors that contribute to the executive’s value to our Company, such as length of service and specific skills that make an executive officer uniquely key to our success. Based on the Committee’s review of the compensation data available on the executives in the Company’s peer group, the Committee determined that the base salary and target bonus for each executive officer for 2014 would remain unchanged from 2013.

Neither the Committee nor the Company has retained a compensation consultant. The Committee for 2014 was comprised of Leonard Forman, Jay C. Hoag and Robert Burke. Mr. Levenson joined the Committee in February 2015. Mr. Hoag, either personally or on behalf of his respective funds, represented substantial stockholders of our Company. The Compensation Committee members reviewed and approved the compensation of our executive officers, relying in part on their substantial business experience.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

By the Compensation Committee of the Board of Directors

Jay C. Hoag, Chair

Robert D. Burke

Leonard P. Forman

Bruce Levenson (as of February 10, 2015)

Executive Officer Compensation

Summary Compensation Table

The following table sets forth the compensation paid or earned for 2014, 2013 and 2012 for our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Greg Strakosch, Chairman and CEO	2014	600,000	412,622	145,000	2,000	1,159,622
	2013	600,000	---	---	2,000	602,000
	2012	600,000	2,496,000	28,489	2,000	3,126,489

Janice Kelliher, CFO and Treasurer	2014	250,000	142,284	50,000	2,000	444,284
	2013	250,000	140,600	---	2,000	392,600
	2012	250,000	333,200	9,827	2,000	595,027

Michael Cotoia, Chief Operating Officer	2014	440,000	2,106,274	110,000	2,000	2,658,274
	2013	440,000	---	---	2,000	442,000
	2012	440,000	1,767,000	21,620	2,000	2,230,620

Kevin Beam, President	2014	440,000	313,024	110,000	2,000	865,024
	2013	440,000	---	---	2,000	442,000
	2012	440,000	1,767,000	21,620	2,000	2,230,620

Don Hawk, Executive Director	2014	480,000	199,197	70,000	2,000	751,197
	2013	480,000	703,000	---	2,000	1,185,000
	2012	480,000	832,000	13,758	2,000	1,327,758

(1)	The amounts in this column reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC 718 granted to each named executive officer during 2014, 2013 and 2012. The amounts shown for 2014 include payments in excess of target under the Executive Incentive Bonus Plan. See Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with respect to the assumptions underlying the valuation of equity awards.
(2)	The amounts reported in this column reflect the cash portion of the bonus payments to our named executive officers under the Executive Incentive Bonus Plan for 2014 and 2012, respectively.
(3)	These amounts represent matching 401(k) contributions.

Grants of Plan-Based Awards For 2014

The following table sets forth grants of plan-based awards during 2014 or earned with respect to 2014 Bonus Plan awards for our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Stock Option Awards ($)(2)
Greg Strakosch	12/20/14	145,000	---	---

Janice Kelliher	12/20/14	50,000	---	---

Michael Cotoia	12/20/14	110,000	---	---
	8/4/14		225,000	1,793,250

Kevin Beam	12/20/14	110,000	---	---

Don Hawk	12/20/14	70,000	---	---

(1)	Reflects full year target awards under the Bonus Plan for 2015. Amounts paid in cash to the named executive officers under the Bonus Plan for 2014 at target are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” and any amounts above target in the “Stock Awards” column
(2)	Amounts in this column represent the grant date fair value of each award computed in accordance with FASB ASC 718. For a discussion of the assumptions underlying this valuation, please see Notes 1 and 10 to our audited consolidated financial statements included in our 2014 Form 10-K. See also our discussion of stock-based compensation in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Application of Critical Accounting Policies and Use of Estimates-Stock-Based Compensation” in our 2014 Form 10-K.

Non-Equity Incentive Plans

We describe the material terms of our Executive Incentive Bonus Plan in the Compensation Discussion and Analysis section of this Proxy Statement.

Equity Compensation Plans

1999 Stock Option Plan. Our 1999 Stock Option Plan, as amended, was adopted by our Board of Directors and approved by our stockholders in September of 1999 and most recently amended on September 27, 2006. Our 1999 Stock Option Plan is administered by our Compensation Committee, which has full authority and discretion to interpret and apply the provisions of the 1999 Stock Option Plan. The 1999 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock and other stock based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 1999 Stock Option Plan. In connection with the adoption of our 2007 Stock Option Plan, our Board of Directors determined not to make any further grants under the 1999 Stock Option Plan.

2007 Stock Option and Incentive Plan. Our 2007 Stock Option and Incentive Plan, or 2007 Stock Plan, upon recommendation by the Compensation Committee, was adopted by our Board of Directors and approved by our stockholders in April 2007 and became effective on May 15, 2007. Our 2007 Stock Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards and other awards to employees, officers, directors, consultants and advisors. Our 2007 Stock Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each year, beginning on January 1, 2008, by the lesser of (a) 2% of the outstanding number of shares of common stock on a fully diluted basis on the immediately preceding December 31 and (b) such lower number of shares as may be determined by our Compensation Committee. Generally, shares that are forfeited or canceled from awards under our 2007 Stock Plan also will be available for future awards. In addition, stock options returned to our 1999 Stock Option Plan as a result of their expiration, cancellation or termination, are automatically made available for issuance under our 2007 Stock Plan. In December 2014, the Compensation Committee allowed for the automatic two percent increase of the number of shares reserved and available for issuance under our 2007 Stock Plan. As a result of this allowance and the forfeiture and termination of awards under our 1999 Stock Option Plan and our 2007 Stock Plan, as of December 31, 2014, there were 1,731,936 shares reserved and available for issuance under our 2007 Stock Plan.

Our 2007 Stock Plan is administered by our Compensation Committee. Our Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Stock Plan. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2007 Stock Plan.

The exercise price of stock options awarded under our 2007 Stock Plan may not be less than the fair market value of the common stock on the date of the option grant. Our Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of our 2007 Stock Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised. The stock options granted to our executives typically vest as follows: 25% of the number of shares covered by the option on the first anniversary of the date of grant and 6.25% of the number of shares covered by the option for the twelve quarters thereafter. The term of the options is between six and ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Restricted stock and deferred stock awards may also be granted under our 2007 Stock Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our Compensation Committee. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the Compensation Committee shall determine. Our Compensation Committee will determine the number of shares of restricted stock or deferred stock awards granted to any employee. Our 2007 Stock Plan also gives the Compensation Committee discretion to grant stock awards free of any restrictions.

RSU awards entitle the recipient to receive shares of common stock to be delivered at the time the RSUs vest subject to any deferral plan that a named executive officer may elect to put in place. RSU awards to our named executive officers generally vest in annual installments over four years, subject to the specific grant terms detailed above. Upon termination of employment, except as provided under the respective executive’s employment agreement as specified below, unvested RSUs automatically terminate and will be forfeited. Until shares of common stock are delivered, generally at the time the RSUs vest (unless delivery thereof is deferred), the holder has no rights as a stockholder with respect to the shares subject to such RSUs, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the RSUs may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive’s employment with us is terminated by reason of death or disability or by us for a reason other than cause (as defined in the applicable named executive officer’s employment agreement), then the number of RSUs which will be vested will be determined in accordance with the applicable executive’s employment agreement (as summarized below).

Our Compensation Committee also may grant awards under our 2007 Stock Plan that are intended to be “qualified performance-based” compensation under Section 162(m) of the Internal Revenue Code.

No awards may be granted under the 2007 Stock Plan after the tenth anniversary of the effective date of the 2007 Stock Plan and, in the case of incentive stock options, after April 20, 2017. In addition, our Board of Directors may amend or discontinue the 2007 Stock Plan at any time and our Compensation Committee may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, our Compensation Committee may not “reprice” or otherwise reduce the exercise price of outstanding stock options. Unless our Compensation Committee provides otherwise, our 2007 Stock Plan does not generally allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

See “Potential Payments Upon Termination or Change in Control” for a description of the effect of a termination of employment and/or change in control on the vesting schedules of stock options and RSUs granted to our executive officers.

Outstanding Equity Awards at Fiscal Year End for 2014

The following table summarizes the outstanding equity award holdings held by our named executive officers as of December 31, 2014.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Greg Strakosch	500,000(2)	---	7.36	9/27/16	300,000(3)	3,411,000
Janice Kelliher	---	---	---	---	40,000(4)	454,800
Michael Cotoia	2,188(5)	---	7.36	11/2/15	---	---
	61,567(6)	---	7.36	9/27/16	375,000(8)	4,263,750
Kevin Beam	375,000(7)	---	7.36	9/27/16	150,000(8)	1,705,500
Don Hawk	500,000(9)	---	7.36	9/27/16	175,000(10)	1,989,750

(1)	The amounts shown in this column are for restricted stock units (RSUs). The value of the RSUs is based on $11.37, which was the closing price of the Company’s stock on December 31, 2014.
(2)	Mr. Strakosch’s option vested 25% on September 7, 2007 and 6.25% every 3 months thereafter.
(3)	Mr. Strakosch’s RSUs vest in equal tranches on each of July 26, 2015 and 2016.
(4)	Ms. Kelliher’s RSUs vest as follows: 5,000 RSUs on each of January 10, 2015 and 2016; 7,500 RSUs on each of May 4, 2015 and 2016; 5,000 RSUs on each of December 20, 2015, 2016 and 2017.
(5)	Mr. Cotoia’s option to purchase (i) 2,188 shares vested 25% on November 11, 2006 and 6.25% every 3 months thereafter and (ii) 61,567 shares vested 25% on September 7, 2007 and 6.25% every 3 months thereafter.
(6)	Mr. Cotoia’s RSUs vest as follows: 50,000 RSUs on each of January 10, 2015 and 2016; 25,000 RSUs on each of December 21, 2015 and 2016; 74,250 RSUs on each of August 4, 2015 and 2016; 76,500 RSUs on August 4, 2017.
(7)	Mr. Beam’s option vested 25% on September 7, 2007 and 6.25% every 3 months thereafter.
(8)	Mr. Beam’s RSUs vest as follows: 50,000 RSUs on each of January 10, 2015 and 2016; 25,000 RSUs on each of December 21, 2015 and 2016.
(9)	Mr. Hawk’s option vested 25% on September 7, 2007 and 6.25% every 3 months thereafter.
(10)	Mr. Hawk’s RSUs vest as follows: 50,000 RSUs on each of July 26, 2015 and 2016; 25,000 RSUs on each of December 20, 2015, 2016 and 2017.

Option Exercises and Stock Vested For 2014

The following table sets forth the aggregate number of shares for which options were exercised and the aggregate number of restricted stock unit awards that vested for our named executive officers in 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting(#)(1)	Value Realized On Vesting($)
Greg Strakosch	250,000(2)	1,209,644	150,000	1,192,500
Janice Kelliher	---	---	17,500	136,525
Michael Cotoia	2,340	1,523	106,250	865,500
Kevin Beam	75,000(3)	413,625	75,000	613,750
Don Hawk	105,000	316,505	75,000	660,750

(1)	Pursuant to individual deferral arrangements, Mr. Strakosch, Ms. Kelliher and Messrs. Beam, Cotoia and Hawk deferred receipt of shares underlying RSUs that vested during 2014 as follows: 150,000 shares/$1,192,500 (delivery date September 1, 2016); 5,000 shares/$39,007 (delivery date February 23, 2015); 37,500/$305,625 (delivery of 12,500 shares on January 15, 2015 and 25,000 shares on April 1, 2016); 25,000/$204,583 (delivery date March 1, 2015); 75,000 shares/$660,750 (delivery of 25,000 shares on February 23 and 50,000 shares on February 28, 2015). Values shown represent the number of shares deferred multiplied by the fair market value of a share of the Company’s common stock on the vesting date.

(2)	Mr. Strakosch exercised an option to purchase 210,318 shares by engaging in a net exercise, whereby he paid the exercise price for the option with 103,415 shares underlying the option, resulting in the receipt of 106,903 shares.

(3)	Mr. Beam exercised an option to purchase 62,500 shares by engaging in a net exercise, whereby he paid the exercise price for the option with 29,194 shares underlying the option, resulting in the receipt of 33,306 shares.

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with our named executive officers that would require us to make certain payments and/or provide certain benefits to them in the event of a termination of employment under certain circumstances or a change of control of the Company. The following narrative and tabular disclosure summarizes the material terms of the employment agreements and the payments that would be made to each named executive officer assuming that one of the events described below occurs.

Material Terms of Executive Employment Agreements – Termination of Employment

Our employment agreements entitle each executive officer to severance benefits if the Company terminates the executive officer’s employment in certain situations as follows: (i) without “cause”; (ii) if the executive officer terminates his or her employment for “good reason”; (iii) death; or (iv) disability. For purposes of the employment agreements, “cause” means: (a) any act of fraud or gross misconduct; (b) commission of a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (c) gross negligence or willful misconduct. Under the employment agreements, “good reason” means: (I) a material reduction of the executive’s salary and/or target bonus other than a reduction that is similar to the reduction made to the salary and/or target bonus of all other senior executives; (II) a change in the executive’s responsibilities and/or duties which constitutes a demotion; (III) relocation of the offices at which the executive is principally employed to a location more than 50 miles from such offices which relocation is not approved by the executive; (IV) our failure to pay amounts due under the employment agreement; or (V) the failure of any successor in interest to the business of the Company to assume our obligations under the employment agreement.

In the event of a termination of the executive without “cause”, by the executive officer for “good reason”, as a result of the executive’s death or disability, or as a result of the failure by the Company to renew the term of the employment agreement following its expiration, the executive is entitled to a payment, in the case of Mr. Strakosch, equal to his annual salary, and in the case of Ms. Kelliher and Messrs. Beam, Cotoia and Hawk, equal to nine months of their respective annual salaries, and payment by the Company for continuation of health plan benefits for the post-employment period of the salary payments. Additionally, each executive is entitled to a payment of a portion of their annual targeted bonus, pro-rated for the period of salary continuance, equal to the greater of (i) 50% of such targeted amount and (ii) a pro-rated amount based on the number of months that have passed in the applicable fiscal period. The executive is also entitled to acceleration of unvested stock options and RSU grants in an amount equal to 10% for each year of service, with Mr. Cotoia and Ms. Kelliher entitled to receive a minimum of 50% vesting of stock options and RSUs and the remaining executive officers entitled to receive 100% acceleration of vesting based on such measure.

In the event that the executive officer is terminated for cause or terminates his or her employment other than for good reason, the executive officer is not entitled to any of the foregoing severance benefits.

Material Terms of Executive Employment Agreements – Change of Control

In the event of a change of control, all unvested stock options and all unvested RSU grants will vest and become fully exercisable. Under the terms of the named executive officers’ employment agreements, a “change of control” is defined as: (i) a merger or consolidation of the Company with or into any other corporation or other business entity (except one in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of our Board of Directors, which we refer to as voting stock, of the surviving corporation); (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of our assets; (iii) the acquisition by any person or any group of persons (other than us, any of our direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of us or any of our direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the voting stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting stock other than as a result of an acquisition of securities directly from us, or solely as a result of an acquisition of securities by us, which by reducing the number of shares of the voting stock outstanding increases the proportionate voting power represented by the voting stock owned by any such person to more than 50% of the combined voting power of such voting stock; (iv) a change in the composition of our Board of Directors following a tender offer or proxy contest, as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted our Board of Directors shall cease to constitute at least a majority of the members of our Board of Directors; and (v) any liquidation, reorganization in bankruptcy, dissolution or winding up of us (whether voluntary or involuntary).

Potential Payments upon a Triggering Event

The following tables set forth information regarding the amounts payable by us pursuant to the terms of the employment agreements described above to each named executive officer in the event that (i) such named executive officer is terminated by us without cause, such named executive officer terminates his or her employment for good reason, or as a result of such named executive officer’s death or disability, or (ii) there is an effective change of control of the Company. For purposes of the potential payments below, we have used December 31, 2014 as the date of termination or change of control, as the case may be.

Potential Termination Payments

Name	Salary($)(1)	Bonus($)(2)	Stock Options and RSUs($)(3)	Healthcare Benefits($)(4)	Total($)
Greg Strakosch	600,000	145,000	3,411,000	10,271	4,166,271
Janice Kelliher	187,500	37,500	227,400	579	452,979
Michael Cotoia	330,000	82,500	4,263,750	7,703	4,683,953
Kevin Beam	330,000	82,500	1,705,500	7,703	2,125,703
Don Hawk	360,000	52,500	1,989,750	9,336	2,411,586

(1)	In the case of Mr. Strakosch, the amount is equal to his annual salary. In the case of Ms. Kelliher and Messrs. Cotoia, Beam and Hawk, the amount is equal to nine months of their respective annual salary.
(2)	The total bonus payments due upon a triggering event would be reduced by any bonus payments paid during the year.
(3)	Represents the number of shares of our common stock underlying option and RSU grants that would vest, multiplied by the closing price of the Company’s common stock on December 31, 2014 and, in the case of options, minus the related exercise price. Messrs. Strakosch, Cotoia, Beam and Hawk have worked for the Company for more than ten years and would be eligible for 100% vesting of all unvested awards; Ms. Kelliher has worked for the Company for less than ten years and would be eligible for 50% minimum vesting per the terms of her employment agreement.
(4)	For each of the named executive officers, amount represents the Company-paid premium for any health or benefit plans in which the executive participates, in the case of Mr. Strakosch, at 100%, and in the case of the other executives, at 75% in accordance with their respective employment agreement severance benefit.

Potential Payments Upon Change of Control

In the event of a change of control, as described above, Messrs. Strakosch, Cotoia, Beam and Hawk would be eligible to receive the amounts shown in the “Stock Options and RSUs” column in the table above. Ms. Kelliher would be eligible to receive $454,800, representing the vesting of 100% of her unvested RSUs.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our 1999 Stock Option Plan and our 2007 Stock Option Plan as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)($)	Number of securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	6,100,575	7.86	1,731,936(1)

Equity compensation plans not approved by securityholders	0	--	0

Total	6,100,575	7.86	1,731,936

(1)	The 2007 Stock Plan provides for an annual evergreen authorization of the lesser of (a) 2% of the Company’s outstanding shares of common stock on a fully diluted basis on the immediately preceding December 31 and (b) such lower number of shares as may be determined by our Compensation Committee, which resulted in the authorization of an additional 792,564 shares of common stock under the 2007 Stock Plan for 2014.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Messrs. Hoag, Burke, Forman and Levenson. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee who served in fiscal year 2014 has ever been one of our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2015 (or such other date as indicated) for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of March 31, 2015, including shares subject to options exercisable within 60 days of March 31, 2015, and shares subject to RSUs scheduled to be delivered within 60 days of March 31, 2015, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. Applicable percentage of beneficial ownership is based on 33,084,563 shares of common stock outstanding as of March 31, 2015.

Name and Address of Beneficial Owner(1)	Outstanding Shares	Right to Acquire Within 60 Days	Total Number Beneficially Owned	% of Common Stock Outstanding
5% Stockholders(2)
TCV V, L.P. and related entities(3)	5,622,566	20,000	5,642,566	17.05

Non-Employee Directors
Robert D. Burke(4)	55,400	5,000	60,400	0.18
Leonard P. Forman(5)	114,043	95,000	209,043	0.63
Jay C. Hoag(6)	5,622,566	20,000	5,642,566	17.05
Bruce Levenson(7)	1,923,607	15,000	1,938,607	5.86
Roger M. Marino(8)	3,664,332	20,000	3,684,332	11.14

Named Executive Officers
Greg Strakosch(9)	1,370,564	684,908	2,055,472	6.21
Janice Kelliher(9)	22,249	19,537	41,786	0.13
Michael Cotoia(9)		51,482	51,482	0.16
Kevin Beam(9)	219,056	516,852	916,231	2.77
Don Hawk(9)	219,056	516,852	735,908	2.22

All directors and executive officers as a group (10 persons)	13,506,566	1,829,261	15,335,827	46.35

(1)	Except as otherwise indicated, addresses are c/o TechTarget, Inc., 275 Grove Street, Newton, MA 02466.
(2)	Ownership percentages were obtained from schedule 13D and 13G filings and reflect the number of shares of common stock held as of December 31, 2014.
(3)	Includes (i) 5,458,286 shares of Common Stock held by TCV V, L.P. (“TCV V”), (ii) 103,874 shares of Common Stock owned by TCV Member Fund, L.P. (“TCV Member Fund”) and (iii) 60,406 shares and options to purchase 20,000 shares of the Company’s common stock held by TCV Management 2004, L.L.C. (“TCM 2004” and together with TCV V and TCV Member Fund, the “TCV Funds”). Each of the TCV Funds has the sole power to dispose or direct the disposition of the shares which it holds directly, and has the sole power to vote or direct the voting of its respective shares held by such TCV Fund.

Technology Crossover Management V, L.L.C. (“TCM V”) is the sole general partner of TCV V and a general partner of TCV Member Fund. The investment activities of TCM V are managed by Jay C. Hoag, a director of the Company, Richard H. Kimball, John L. Drew and Jon Q. Reynolds (collectively, the “TCM V Members”), who share voting and investment power with respect to the shares beneficially owned by the TCV Funds. TCM V and the TCM V Members disclaim beneficial ownership of the shares held by the TCV Funds except to the extent of their respective pecuniary interests therein. The address of the TCV Funds and TCM V is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.
(4)	Includes (i) options to purchase 5,000 shares of the Company’s common stock and (ii) 28,850 shares held by Mr. Burke individually and 26,550 held by The Robert and Janelle Burke Trust.
(5)	Includes options to purchase 95,000 shares of the Company’s common stock.
(6)	Includes (i) 5,458,286 shares of Common Stock held by TCV V, (ii) 103,874 shares of Common Stock owned by TCV Member Fund and (iii) 60,406 shares and options to purchase 20,000 shares of the Company’s common stock held by TCM 2004. Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon the exercise of the options, and the sole power to direct the vote of the shares of Common Stock to be received upon exercise of the options. However, Mr. Hoag has transferred to TCM 2004 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCM 2004 but disclaims beneficial ownership of the options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein. Mr. Hoag may also be deemed to beneficially own the shares held by the TCV Funds. Please see footnote 3 for a discussion of the TCV Funds. Mr. Hoag disclaims beneficial ownership of the shares held by TCV Funds except to the extent of his pecuniary interest therein. The address for Mr. Hoag is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.
(7)	Includes (i) options to purchase 15,000 shares of the Company’s common stock, (ii) 7,277 shares held by Mr. Levenson individually, (iii) 374,461 held by Bruce and Karen Levenson, (iv) 1,079,182 shares held by the Levenson Family Irrevocable Trust GST, and (v) 462,687 shares held by the Levenson Family Irrevocable Trust Non-GST.
(8)	Includes (i) options to purchase 20,000 shares of the Company’s common stock, (ii) 3,189,389 shares held by Mr. Marino individually, and (iii) 474,943 shares held by ROGRAM, L.L.C.
(9)	Includes shares of the Company’s common stock deferred upon vesting of RSU awards as follows: Mr. Strakosch-184,908; Ms. Kelliher-12,037; Mr. Beam-26,482; Mr. Cotoia-51,482; and Mr. Hawk-16,852.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports in changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during 2014. Our officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During 2014, we performed an audit of all Section 16 filings for all of our executive officers and directors. As a result of such audit, we discovered numerous instances of filings that were incorrect when made as well as certain filings that should have been made but were inadvertently missed. All of these issues were corrected during early 2015 by amendments to previously filed Forms 4 or, in the cases where a filing was not made but should have been, a late Form 4. Specifically, we filed late Forms 4 on behalf of our executive officers as follows:

•	Ms. Kelliher: We filed two late Forms 4 to report an RSU grant and an open market sale.
•	Mr. Beam: We filed one late Form 4 to report an RSU grant and related vestings.
•	Mr. Cotoia: We filed five late Forms 4 to report an RSU grant and four open market sales.
•	Mr. Hawk: We filed five late Forms 4 to report an RSU grant, three RSU vestings and one open market sale.

Other than as described above, to our knowledge, based solely on reports furnished and written representations that no other reports were required, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a related party transactions policy. The policy defines a related party transaction as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into a related party transaction, the related person must report the proposed related party transaction to our general counsel who then reviews it with our Audit Committee who must approve it. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any transactions that are ongoing in nature will be reviewed annually by the Audit Committee.

A transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The Audit Committee may impose any conditions on the transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10%

equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our Charter or By-Laws. The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its Charter.

Related Party Transactions

During 2014, the Audit Committee reviewed and approved one related party transaction. The Audit Committee approved the entry by the Company into a Purchase Agreement with TCV V, L.P. (“TCV V”) and TCV Member Fund, L.P. (“TCV Member Fund” and collectively with TCV V, “TCV”) dated as of December 9, 2014, pursuant to which the Company agreed to repurchase from TCV 1,000,000 shares of the Company’s common stock for an aggregate price of $9,797,000. The purchase price per share of common stock was equal to 97% of the closing price of the common stock on the NASDAQ Global Market on December 8, 2014. Jay Hoag, a member of the Company’s Board of Directors, is also a member of the general partner of TCV, which holds more than 5% of the voting securities of the Company.

During 2014, other than as disclosed above, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described above under “Director Compensation”, “Employment Agreements and Potential Payments Upon Termination or Change-in-Control” and “Executive Compensation”.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2014 and discussed them with our management and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Auditing Standards No. 16, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this report.

By the Audit Committee of the Board of Directors of TechTarget, Inc.

Respectfully submitted,

Leonard Forman (Chair)

Roger Marino

Robert Burke

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected and recommended to stockholders for ratification for the fiscal year ended December 31, 2015 is BDO USA, LLP, or BDO. Representatives from BDO are not expected to be present at the Annual Meeting, and therefore will not be able to make a statement and will not be available to respond to appropriate questions.

Auditors’ Fees

The following table sets forth the aggregate fees for services billed to us by BDO, which served as our registered public accounting firm for the fiscal years ended December 31, 2014 and 2013.

Fee Category	2014	2013
Audit fees(1)	$535,879	$475,407
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$535,879	$475,407

(1)	Audit fees consist of (a) fees for the audit of our financial statements, (b) the review of the interim financial statements included in our quarterly reports on Form 10-Q, (c) audits of the Company’s subsidiaries that are required by statute or regulation, and (d) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services (other than internal control-related services, which must be pre-approved by the full Committee) to be provided to us by our independent registered public accounting firm, as well as to discuss with the independent auditor the matters required to be discussed by SAS 100. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority must be reported on at the next scheduled meeting of the Audit Committee.

AGENDA ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and our Audit Committee have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Although stockholder approval of our Board of Director’s appointment of BDO USA, LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our Board will reconsider the selection.

Our Board of Directors unanimously recommends a vote FOR the ratification of the appointment of

BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending

December 31, 2015.

STOCKHOLDER PROPOSALS FOR

THE ANNUAL MEETING IN 2016

With respect to any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act in order for such proposal to be included in the Proxy Statement for our Annual Meeting of Stockholders for 2016, it must be received by our Corporate Secretary at our principal office in Newton, Massachusetts, no later than December 24, 2015.

If you wish to present a proposal or a proposed director candidate at the 2016 Annual Meeting of Stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2015 Annual Meeting. However, if the date of the 2016 Annual Meeting of Stockholders is advanced more than 30 days prior to or delayed by more than 60 days after the first anniversary of the 2015 Annual Meeting of Stockholders, then we must receive the required notice no earlier than the close of business on the 120th day prior to the 2016 Annual Meeting of Stockholders and no later than the close of business on the later of (1) the 90th day prior to the 2016 Annual Meeting of Stockholders or (2) the 10th day following the date public announcement of the date of such annual meeting is first made.

HOUSEHOLDING OF ANNUAL

MEETING MATERIALS

The SEC has adopted rules that allow us to deliver one set of disclosure documents to stockholders sharing the same address, which enables us to reduce the volume of duplicative information that you may receive and helps us reduce expenses. We expect to rely on this rule anytime we are mailing disclosure documents to you if you hold your shares through a bank, a broker or other nominee. This means that only one copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household unless your bank, broker or other nominee has received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of Notice of Internet Availability of Proxy Materials, the Proxy Statement or annual report to you if you write to us at 275 Grove Street, Newton, MA 02466, Attention: Corporate Secretary, or call us at (888) 274-4111. If you want to receive separate copies of our Notice of Internet Availability of Proxy Materials, Proxy Statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

OTHER MATTERS

Our Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the Company’s proxy will vote on such matters in their own discretion.

GENERAL

The matters in this Proxy Statement are solicited by and on behalf of our Board of Directors. The entire cost of such solicitation will be borne directly by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone or by other means of communication by directors, officers and our other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 22, 2015, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO CORPORATE SECRETARY, TECHTARGET, INC., 275 GROVE STREET, NEWTON, MA 02466. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

By Order of the Board of Directors,

Jane E. Freedman
Secretary, Vice President and General Counsel

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 19, 2015.
Vote by Internet
• Go to www.envisionreports.com/TTGT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Class II Directors	For	Withhold		For	Withhold

01 - Robert D. Burke	☐	☐	02 - Bruce Levenson	☐	☐	+

		For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — TechTarget, Inc.

Annual Meeting of Stockholders – June 19, 2015

This Proxy Is Solicited on behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints, Jane Freedman and Janice Kelliher, and each of them, with full power of substitution and revocation, as Proxies to represent and vote as designated hereon all the shares of TECHTARGET, INC. (the “Company”) which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. local time, on Friday, June 19, 2015, at our corporate headquarters at 275 Grove Street, Newton MA 02466, and at any adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)